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                                                                   EXHIBIT 10(z)

              AMENDMENT TO AND EXTENSION OF EMPLOYMENT AGREEMENT
                  BETWEEN JOHNS MANVILLE INTERNATIONAL, INC.
                             AND KENNETH L. JENSEN

     This AMENDMENT AND EXTENSION, dated as of April 1, 1998, is by and between JOHNS MANVILLE CORPORATION, a Delaware corporation (the "Company"), and KENNETH
L. JENSEN (the "Executive"), and amends and extends the EMPLOYMENT AGREEMENT, dated April 10, 1992, between the Company (f/k/a Schuller International, Inc.) and the Executive (as previously amended and extended, the "Employment Agreement").

     WHEREAS, the Company and the Executive have agreed to amend and extend the Employment Agreement in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Section 1 of the Employment Agreement is hereby amended to read as follows:

          1.   Term of Employment. The Executive's period of employment
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               hereunder shall extend from April 10, 1992 through April 10,
               2001; provided, however, that commencing April 10, 1999 and each April 10 thereafter if this Agreement is still in effect, the period of employment shall automatically be extended for one additional year unless, not later than March 1 of such year, the Company or the Executive has given written notice to the other party that such term of employment shall not be so extended. The period of Executive's employment hereunder, including any extension or extensions pursuant to the foregoing sentence, is referred to hereafter as the "Employment Term."

     2. The first sentence of Section 2 of the Employment Agreement is hereby amended to read as follows: While employed hereunder, Executive shall serve as Senior Vice President, Corporate Development and Investor Relations of the Company.

     3. The lead-in paragraph of Section 7(d) of the Employment Agreement is hereby amended to read as follows:

          (d) Subject to Section 7(g), if during the Employment Term and prior to a Change in Control Executive's employment hereunder is terminated by the Company without Cause (other than by reason of death or

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               Disability) or by Executive with "Good Reason" (as defined in
               Section 7(e) below) asserted in a Notice of Termination pursuant to Section 13(f) within one year of the event alleged to constitute such Good Reason, Executive shall be entitled to receive the following benefits:

     4. Section 7(d)(i) of the Employment Agreement is hereby amended to read as follows:

          (i) The Company shall pay Executive in equal monthly cash payments, beginning on the fifth day of the month following such termination and continuing on the fifth day of each month thereafter for a period of 24 months, an aggregate amount equal to two times Executive's Base Salary in effect at the time of such termination or, in the event of termination by Executive on account of an event described in Section 7(e)(iv) below, the Base Salary as in effect prior to the reduction or reductions referred to therein plus the bonus Executive would have earned in respect of the year of termination under the Company's annual incentive compensation plan, if any, in effect at the date of termination or, in the event of a termination by Executive by reason of an event described in Section 7(e)(vi), the plan in effect prior to the elimination referred to therein, determined as if Executive had been employed by the Company for the full year and without regard to any right reserved by the Company to decrease or eliminate such bonus, and assuming actual performance had equaled 100% of the performance objective established for such year pursuant to the terms of such plan. In the event of a Change in Control following such termination, all remaining amounts then payable pursuant to this Section 7(d)(i) shall be paid in a lump sum in cash within 15 days of the date of the event giving rise to the Change in Control.

     5. The Employment Agreement is hereby amended to add a new Section 7(g) and (h) to read as follows:

          (g) Notwithstanding any other provision of this Agreement, in the event (i) Executive's employment hereunder is terminated by the Company without Cause prior to a Change in Control pursuant to which payments are payable pursuant to Section 7(d) and (ii) such termination is the result of a Performance Related Termination Event (as defined in Section 7(g) below), then (x) the benefits and perquisites provided pursuant to Sections 7(d)(ii) and 7(d)(iii) shall be provided for a 12-month period after such termination in lieu of a 24-month period, (y) the benefits and services provided pursuant to Sections 7(d)(iv) and 7(d)(v) shall remain unchanged and (z) the amount payable pursuant to Section 7(d)(i) shall be reduced to the amount provided in Section 7(g)(i) below:

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                    (i)  The Company shall pay Executive in equal monthly cash payments beginning on the fifth day of the month following such termination and continuing on the fifth day of each month thereafter for a period of 24 months, an aggregate cash amount equal to one times his Base Salary in effect at the time of such termination plus a fraction of the annual bonus which (absent such termination and without regard to any right reserved by the Company to decrease or eliminate such bonus) Executive would have earned in respect of the year of termination under the JM annual incentive compensation plan, if any, in effect at the date of termination, assuming actual performance had equaled 100% of the performance objective established for such year pursuant to the terms of such plan, the numerator of which fraction is the number of days in such year during which the Executive was employed by the Company and the denominator of which is 365.

               (h) For purposes of the foregoing, "Performance Related Termination Event" shall mean Executive's failure to meet in any material respect the expectations of the Company which have been communicated to Executive and which are reasonable and material in light of Executive's position after a written notice specifying this Section and identifying such failure is delivered to Executive and Executive shall have failed during the 60-day period following such written demand to have corrected such failure (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by Executive for Good Reason).

          6. The lead-in paragraph of Section 8(d) of the Employment Agreement is hereby amended to read as follows:

               (d) If during the Employment Term Executive's employment hereunder is terminated by the Company following a Change in Control without Cause (other than by reason of death or Disability) or by Executive with "Good Reason" (which following a Change in Control shall have the meaning set forth in Section 8(e) below) asserted in a Notice of Termination pursuant to
               Section 13(f) within two years of the event alleged to constitute such Good Reason, Executive shall be entitled to receive the following benefits:

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          7.   Section 8(d)(i) of the Employment Agreement is hereby amended to read as follows:

               (i) The Company shall pay Executive at the time of termination in a lump sum a cash amount equal to three times the sum of (A) Executive's Base Salary in effect at the time of such termination or, in the event of termination by Executive by reason of an event described in Section 8(e)(iv) below, the Base Salary as in effect prior to the reduction or reductions referred to therein plus (B) the bonus Executive would have earned in respect of the year of termination under the Company's annual incentive compensation plan, if any, in effect at the date of termination or, in the event of a termination by Executive by reason of an event described in Section 8(e)(v), the plan in effect immediately prior to the reduction or reductions referred to therein, determined as if Executive had been employed by the Company for the full year and without regard to any right reserved by the Company to decrease or eliminate such bonus, and assuming actual performance had equaled 100% of the performance objective established for such year pursuant to the terms of such plan.

          8. Section 9 of the Employment Agreement is hereby amended to read as follows:

               9.   Golden Parachute Tax.
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                    (a)  Anything herein to the contrary notwithstanding, in the event that it is determined that any payment or distribution by the Company to or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise, other than any payment pursuant to this Section 9(a) (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive, within 15 days following the determination described in Section 9(b) below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by Executive of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, Executive shall retain an amount of the Excise Tax
                    Adjustment Payment equal to the Excise Tax imposed upon the payments.

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                    (b)  All determinations required to be made under this
                    Section 9, including whether an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by Coopers & Lybrand, L.L.P. or such accounting firm as the Company may designate prior to a Change of Control, which shall provide to the Company and Executive detailed supporting calculations within 15 business days of the date of Executive's termination of Employment. Except as hereinafter provided, any determination by Coopers & Lybrand, L.L.P. or such other accounting firm as the Company may designate prior to a Change of Control shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that (x) Excise Tax Adjustment Payments which should have been made will not have been made by the Company ("Underpayment"), or (y) certain Excise Tax Adjustment Payments will have been made which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Underpayment, the Company shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit. In the event that Executive discovers that an Overpayment shall have occurred, the amount thereof shall be promptly repaid to the Employer.

          9. The Employment Agreement is hereby amended to add, immediately prior to the first sentence of Section 13(d), the following:

               It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a tribunal of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to such maximum time and territory and to such maximum extent as such tribunal may determine or indicate to be enforceable.

          10. The Employment Agreement is hereby amended to add a new Section 13(i), (j) and (k) to read as follows:

               (i)  Non-Disparagement. Executive and the Company shall each use
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                    all reasonable efforts not to make any statements or take
                    any action that may be derogatory or disparaging to the reputation of the other or, in the case of the Executive, to the reputation of any of the Company's

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                    affiliates. Notwithstanding the foregoing, nothing in this
                    Agreement shall preclude either party from truthful statements or disclosures that are required by applicable law or regulation, or from taking any position in prosecuting or defending any judicial, administrative or arbitration proceeding arising hereunder.

               (j)  Cooperation.  Executive agrees that following termination of
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                    Executive's employment with the Company prior to a Change in
                    Control for a period ending on the earlier to occur of the fifth anniversary of such termination or a Change in
                    Control, Executive shall make himself reasonably available to the Company and its legal counsel, taking into consideration Executive's other obligations, and shall cooperate with the Company in connection with any litigation, investigation or other proceeding relating to events occurring during Executive's employment hereunder or facts as to which he has knowledge; provided that Executive
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                    shall be entitled to reimbursement of necessary and
                    reasonable expenses incurred in connection therewith subject to provision of receipts therefor and provided further that
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                    (i) nothing herein shall require Executive to make any but truthful statements and (ii) Executive will not be required so to cooperate to the extent his position is in conflict with that of the Company.

               (k)  Non-Competition/Non-Solicitation. (i) Executive acknowledges
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                    and recognizes the highly competitive nature of the business of the Company and its affiliates and accordingly hereby agrees, in consideration of the agreements herein of the Company, that from the date hereof through the termination of Executive's employment with the Company and, if such termination occurs prior to a Change in Control, through the two year period following such termination of Executive's employment, (x) Executive shall not alone, or as a partner, member, employee, agent, director, stockholder or investor of any corporation or other business entity or in any other individual or representative capacity, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or work or provide consulting services to (including, without limitation, without receiving a fee or other compensation), or lend money to, any business, activity or person which competes with a business or activity in North America,
                    Europe and Asia in which the Company is engaged or in which the Company or its affiliates is actively and seriously considering engaging at the time in question in the case of conduct during such employment or at the time of Executive's termination of employment in the case of conduct during such two year period; provided the foregoing shall not prohibit
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                    Executive from directly or indirectly making passive
                    investments of not more than one percent (1%) of the outstanding equity interests in, or

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                    public debt of, any company or entity listed or traded on a national securities exchange or an over the counter securities market and (y) Executive shall not, directly or indirectly, recruit, seek to recruit, or hire any present or former employee of the Company or any of its subsidiaries (level 30 or above) until at least one year has passed from the date of termination of such person's employment with the company or any of its subsidiaries.

                    (ii) Executive hereby acknowledges that the business of the Company and its affiliates is international in scope and that, accordingly, any geographical limitation on the scope of the foregoing covenant to less than that specified therein could be meaningless, and that, by reason thereof, Executive acknowledges that the scope of the foregoing covenant is reasonable and necessary in order to protect the interests of the Company and its affiliates sought to be protected hereby.

                    (iii) The parties acknowledge and agree that their respective remedies for a breach or threatened breach of any of the provisions of Section 13 (i), (j) or (k) would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the aggrieved party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          11. Except as provided by this Amendment, the Employment Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of April 1, 1998.

                                   /s/ Kenneth L. Jensen
                                   ----------------------------------
                                   Kenneth L. Jensen

                                   JOHNS MANVILLE CORPORATION

                                   /s/ C. L. Henry
                                   ----------------------------------
                                   C.L. Henry
                                   Chairman, Chief Executive Officer
                                   and President
ATTEST:

/s/ Richard B. Von Wald
-----------------------

Richard B. Von Wald
Executive Vice President,
General Counsel and Secretary

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